EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 21, 2023	fcooper@tollbrothers.com

Toll Brothers Reports FY 2023 1st Quarter Results

FORT WASHINGTON, PA, February 21, 2023 -- Toll Brothers, Inc. (NYSE:TOL) (TollBrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2023.

FY 2023’s First Quarter Financial Highlights (Compared to FY 2022's First Quarter):
•Net income and earnings per share were $191.5 million and $1.70 per share diluted, compared to net income of $151.9 million and $1.24 per share diluted in FY 2022’s first quarter.
•Pre-tax income was $253.8 million, compared to $200.8 million in FY 2022’s first quarter.
•Home sales revenues were $1.7 billion, up 4% compared to FY 2022’s first quarter; delivered homes were 1,826, down 5%.
•Net signed contract value was $1.5 billion, down 51% compared to FY 2022’s first quarter; contracted homes were 1,461, down 50%.
•Backlog value was $8.6 billion at first quarter end, down 21% compared to FY 2022’s first quarter; homes in backlog were 7,733, down 32%.
•Home sales gross margin was 25.6%, compared to FY 2022’s first quarter home sales gross margin of 23.6%.
•Adjusted home sales gross margin, which excludes interest and inventory write-downs, was 27.5%, compared to FY 2022’s first quarter adjusted home sales gross margin of 25.6%.
•SG&A, as a percentage of home sales revenues, was 12.1%, compared to 13.4% in FY 2022’s first quarter.
•Income from operations was $225.3 million.
•Other income, income from unconsolidated entities, and gross margin from land sales and other was $16.8 million.
•The Company repurchased approximately 187,300 shares at an average price of $49.95 per share for a total purchase price of approximately $9.4 million.

Douglas C. Yearley, Jr., chairman and chief executive officer, stated: “We are very pleased with our strong first quarter results, as we exceeded the midpoint of our guidance on all key metrics. We delivered 1,826 homes and generated $1.75 billion in home building revenue, increased our adjusted gross margin by 190 basis points year-over-year to 27.5%, and decreased our SG&A expense, as a percentage of revenue, by 130 basis points compared to last year’s first quarter. As a result, we grew pre-tax income by 26% year-over-year and earnings per share by 37%. With a quarter-end backlog of $8.6 billion and 7,733 homes, we continue to project solid results in FY 2023. We are therefore reaffirming our full FY 2023 guidance of an adjusted gross margin of 27.0% and $8.00 to $9.00 of earnings per share.
“Since the start of the calendar year, we have seen a marked increase in demand beyond normal seasonality as buyer confidence appears to be improving. We believe the recent pick-up in demand is a sign that the long-term fundamentals underpinning the housing market remain intact. These include favorable demographic and migration trends, a very tight resale market, and growing pent-up demand resulting from over a decade of underproduction. Notwithstanding near-term uncertainty in the economy, we expect these factors will continue to support the housing market well into the future.
“Importantly, we continue to have sufficient land under control to increase community count in FY 2023 and beyond. Our balance sheet is solid, we have ample liquidity, and we expect to generate significant cash flow from operations in FY 2023. This should enable us to continue reducing debt and returning cash to stockholders throughout the year.
“This month, we were again named the World’s Most Admired Home Building Company by Fortune magazine. This is the eighth year we have been so honored. It is a recognition not only of the quality of our homes and our brand, but of the tremendous talent and hard work of our Toll Brothers associates.”

Second Quarter and FY 2023 Financial Guidance:
	Second Quarter	Full Fiscal Year 2023
Deliveries	2,050 - 2,150 units	8,000 - 9,000 units
Average Delivered Price per Home	$980,000 - $1,000,000	$965,000 - $985,000
Adjusted Home Sales Gross Margin	27.0%	27.0%
SG&A, as a Percentage of Home Sales Revenues	11.2%	11.0%
Period-End Community Count	360	385
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$—	$125 million
Tax Rate	26.0%	25.7%

Financial Highlights for the three months ended January 31, 2023 and 2022 (unaudited):
	2023	2022
Net Income	$191.5 million, or $1.70 per share diluted	$151.9 million, or $1.24 per share diluted
Pre-Tax Income	$253.8 million	$200.8 million
Pre-Tax Inventory Impairments included in Cost of Home Sales	$8.0 million	$2.2 million
Home Sales Revenues	$1.75 billion and 1,826 units	$1.69 billion and 1,929 units
Net Signed Contracts	$1.45 billion and 1,461 units	$2.99 billion and 2,929 units
Net Signed Contracts per Community	4.3 units	8.8 units
Quarter-End Backlog	$8.58 billion and 7,733 units	$10.80 billion and 11,302 units
Average Price per Home in Backlog	$1,110,200	$956,000
Home Sales Gross Margin	25.6%	23.6%
Adjusted Home Sales Gross Margin	27.5%	25.6%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.4%	1.9%
SG&A, as a percentage of Home Sales Revenues	12.1%	13.4%
Income from Operations	$225.3 million, or 12.7% of total revenues	$175.1 million, or 9.8% of total revenues
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$16.8 million	$29.9 million
Pre-Tax Land Impairments included in Cost of Land Sales and Other	$13.0 million	$—
Quarterly Cancellations as a Percentage of Beginning-Quarter Backlog	3.0%	1.4%
Quarterly Cancellations as a Percentage of Signed Contracts in Quarter	14.3%	4.8%

Financial Highlights for the fiscal years ended October 31, 2022 and 2021 (unaudited)
Additional Information:
•The Company ended its FY 2023 first quarter with approximately $791.6 million in cash and cash equivalents, compared to $1.3 billion at FYE 2022 and $671.4 million at FY 2022’s first quarter end. At FY 2023 first quarter end, the Company also had $1.8 billion available under its $1.9 billion revolving credit facility, which is scheduled to mature in February 2028.
•On January 20, 2023, the Company paid its quarterly dividend of $0.20 per share to shareholders of record at the close of business on January 6, 2023.
•Stockholders' Equity at FY 2023 first quarter end was $6.2 billion, compared to $6.0 billion at FYE 2022.

•FY 2023's first quarter-end book value per share was $55.98 per share, compared to $54.79 at FYE 2022.
•The Company ended its FY 2023 first quarter with a debt-to-capital ratio of 34.1%, compared to 35.7% at FY 2022’s fourth quarter end and 38.1% at FY 2022 first quarter end. The Company ended FY 2023’s first quarter with a net debt-to-capital ratio(1) of 27.5%, compared to 23.4% at FY 2022’s fourth quarter end, and 31.9% at FY 2022 first quarter end.
•The Company ended FY 2023’s first quarter with approximately 71,300 lots owned and optioned, compared to 76,000 one quarter earlier, and 86,500 one year earlier. Approximately 52% or 36,900, of these lots were owned, of which approximately 17,400 lots, including those in backlog, were substantially improved.
•In the first quarter of FY 2023, the Company spent approximately $262.0 million on land to purchase approximately 1,700 lots.
•The Company ended FY 2023’s first quarter with 328 selling communities, compared to 348 at FY 2022’s fourth quarter end and 325 at FY 2022’s first quarter end.
•The Company repurchased approximately 187,300 shares of its common stock during the quarter at an average price of $49.95 per share for an aggregate purchase price of approximately $9.4 million.
•On February 14, 2023, the Company entered into a new $1.905 billion senior unsecured revolving credit facility that matures on February 14, 2028. In addition, the Company extended the maturity of $487.5 million of its $650 million term loan to February 14, 2028, with $60.9 million due on November 1, 2026 and the remaining $101.6 million due on November 1, 2025.
(1)    See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, investors.TollBrothers.com, a conference call hosted by chairman and chief executive officer Douglas C. Yearley, Jr. at 8:30 a.m. (ET) Wednesday, February 22, 2023, to discuss these results and its outlook for the second quarter and FY 2023. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Events & Presentations.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow.
ABOUT TOLL BROTHERS
Toll Brothers, Inc., a Fortune 500 Company, is the nation's leading builder of luxury homes. The Company was founded 56 years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves first-time, move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. Toll Brothers builds in over 60 markets in 24 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia. The Company operates its own architectural, engineering, mortgage, title, land development, insurance, smart home technology, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations.
Toll Brothers was named the #1 Home Builder in Fortune magazine’s 2023 survey of the World’s Most Admired Companies®, the eighth year it has been so honored. Toll Brothers has also been named Builder of the Year by Builder magazine and is the first two-time recipient of Builder of the Year from Professional Builder magazine. For more information visit TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.TollBrothers.com).
©2023 Fortune Media IP Limited. All rights reserved. Used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse the products or services of, Toll Brothers.

FORWARD-LOOKING STATEMENTS
Information presented herein for the first quarter ended January 31, 2023 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should,” “likely,” “will,” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information and statements regarding: expectations regarding inflation and interest rates; the markets in which we operate or may operate; our strategic priorities; our land acquisition, land development and capital allocation priorities; market conditions; demand for our homes; anticipated operating results and guidance; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues, including expected labor and material costs; selling, general, and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; our ability to acquire or dispose of land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; and the outcome of legal proceedings, investigations, and claims.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. The major risks and uncertainties – and assumptions that are made – that affect our business and may cause actual results to differ from these forward-looking statements include, but are not limited to:
•the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar;
•market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;
•the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such land;
•access to adequate capital on acceptable terms;
•geographic concentration of our operations;
•levels of competition;
•the price and availability of lumber, other raw materials, home components and labor;
•the effect of U.S. trade policies, including the imposition of tariffs and duties on home building products and retaliatory measures taken by other countries;
•the effects of weather and the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters;
•risks related to acts of war, terrorism or outbreaks of contagious diseases, such as Covid-19;
•federal and state tax policies;
•transportation costs;
•the effect of land use, environment and other governmental laws and regulations;
•legal proceedings or disputes and the adequacy of reserves;

•risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, indebtedness, financial condition, losses and future prospects;
•changes in accounting principles;
•risks related to unauthorized access to our computer systems, theft of our and our homebuyers’ confidential information or other forms of cyber-attack; and
•other factors described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended October 31, 2022 and in subsequent filings we make with the Securities and Exchange Commission (“SEC”).
Many of the factors mentioned above or in other reports or public statements made by us will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For a further discussion of factors that we believe could cause actual results to differ materially from expected and historical results, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the SEC and in subsequent reports filed with the SEC. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2023	October 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$791,609	$1,346,754
Inventory	9,099,485	8,733,326
Property, construction and office equipment, net	293,727	287,827
Receivables, prepaid expenses and other assets	675,662	747,228
Mortgage loans held for sale	82,518	185,150
Customer deposits held in escrow	132,933	136,115
Investments in unconsolidated entities	908,949	852,314
	$11,984,883	$12,288,714

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,145,646	$1,185,275
Senior notes	1,995,439	1,995,271
Mortgage company loan facility	71,187	148,863
Customer deposits	665,431	680,588
Accounts payable	510,491	619,411
Accrued expenses	1,250,546	1,345,987
Income taxes payable	129,149	291,479
Total liabilities	5,767,889	6,266,874

Equity:
Stockholders’ Equity
Common stock	1,279	1,279
Additional paid-in capital	696,115	716,786
Retained earnings	6,335,574	6,166,732
Treasury stock, at cost	(865,775)	(916,327)
Accumulated other comprehensive income	34,154	37,618
Total stockholders' equity	6,201,347	6,006,088
Noncontrolling interest	15,647	15,752
Total equity	6,216,994	6,021,840
	$11,984,883	$12,288,714

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended January 31,
	2023		2022
	$	%	$	%
Revenues:
Home sales	$1,749,422		$1,687,352
Land sales and other	30,747		103,729
	1,780,169		1,791,081

Cost of revenues:
Home sales	1,300,923	74.4%	1,289,527	76.4%
Land sales and other	42,435	138.0%	99,617	96.0%
	1,343,358		1,389,144

Gross margin - home sales	448,499	25.6%	397,825	23.6%
Gross margin - land sales and other	(11,688)	(38.0)%	4,112	4.0%

Selling, general and administrative expenses	211,497	12.1%	226,870	13.4%
Income from operations	225,314		175,067

Other:
(Loss) income from unconsolidated entities	(4,433)		22,037
Other income - net	32,915		3,712
Income before income taxes	253,796		200,816
Income tax provision	62,266		48,912
Net income	$191,530		$151,904
Per share:
Basic earnings	$1.72		$1.26
Diluted earnings	$1.70		$1.24
Cash dividend declared	$0.20		$0.17
Weighted-average number of shares:
Basic	111,397		120,996
Diluted	112,336		122,858

Effective tax rate	24.5%		24.4%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2023	2022
Inventory impairments and write-offs included in home sales cost of revenues:
Pre-development costs and option write offs	$2,604	$793
Land owned for future communities	—	1,440
Land owned for operating communities	5,400	—
	$8,004	$2,233

Land impairments included in land sales and other cost of revenues	$13,000	$—

Depreciation and amortization	$15,482	$14,679
Interest incurred	$33,047	$31,279
Interest expense:
Charged to home sales cost of revenues	$25,080	$32,437
Charged to land sales and other cost of revenues	3,477	3,409
	$28,557	$35,846

Home sites controlled:	January 31, 2023	January 31, 2022
Owned	36,912	39,723
Optioned	34,346	46,746
	71,258	86,469

Inventory at January 31, 2023 and October 31, 2022 consisted of the following (amounts in thousands):

	January 31, 2023	October 31, 2022
Land and land development costs	$2,271,024	$2,164,121
Construction in progress	5,933,644	5,716,565
Model homes	311,332	285,749
Land deposits and costs of future development	583,485	566,891
	$9,099,485	$8,733,326

Toll Brothers operates in following five geographic segments, with current operations generally located in the states listed below:
•North: Connecticut, Delaware, Illinois, Massachusetts, Michigan, New Jersey, New York and Pennsylvania
•Mid-Atlantic: Georgia, Maryland, North Carolina, Tennessee and Virginia
•South: Florida, South Carolina and Texas
•Mountain: Arizona, Colorado, Idaho, Nevada and Utah
•Pacific: California, Oregon and Washington

At October 31, 2022, the Company concluded that its City Living operations no longer met the definition of an operating segment, primarily due to the change in structure and a shift in strategy for its operations. Amounts reported in prior periods have been reclassified to conform to the fiscal 2023 presentation. The realignment did not have any impact on the Company’s consolidated financial position, results of operations, earnings per share or cash flows for the periods presented.

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2023	2022	2023	2022	2023	2022
REVENUES
North	357	418	$322.8	$355.1	$904,200	$849,600
Mid-Atlantic	166	276	189.1	242.9	$1,139,100	$880,000
South	489	347	392.9	243.5	$803,500	$701,800
Mountain	548	603	480.2	462.3	$876,300	$766,700
Pacific	266	285	364.8	385.0	$1,371,300	$1,350,700
Home Building	1,826	1,929	1,749.8	1,688.8	$958,300	$875,500
Corporate and other			(0.4)	(1.4)
Total home sales	1,826	1,929	1,749.4	1,687.4	$958,000	$874,700
Land sales and other			30.7	103.7
Total Consolidated			$1,780.1	$1,791.1

CONTRACTS
North	328	484	$315.2	$438.8	$961,000	$906,700
Mid-Atlantic	251	366	264.1	360.6	$1,052,200	$985,300
South	415	737	328.5	611.5	$791,600	$829,700
Mountain	299	799	263.9	758.0	$882,600	$948,700
Pacific	168	543	282.6	824.1	$1,681,800	$1,517,600
Total Consolidated	1,461	2,929	$1,454.3	$2,993.0	$995,400	$1,021,800

BACKLOG
North	1,093	1,803	$1,112.5	$1,578.2	$1,017,900	$875,300
Mid-Atlantic	927	1,143	1,035.9	1,122.5	$1,117,500	$982,100
South	2,449	2,860	2,289.7	2,333.4	$934,900	$815,900
Mountain	2,275	3,794	2,383.7	3,317.9	$1,047,800	$874,500
Pacific	989	1,702	1,763.0	2,452.9	$1,782,600	$1,441,200
Total Consolidated	7,733	11,302	$8,584.8	$10,804.9	$1,110,200	$956,000

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2023 and 2022, and for backlog at January 31, 2023 and 2022 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2023	2022	2023	2022	2023	2022
Three months ended January 31,
Revenues	3	7	$14.8	$18.7	$4,860,300	$2,677,800
Contracts	23	9	$32.9	$25.9	$1,431,300	$2,880,800

Backlog at January 31,	101	3	$114.7	$10.4	$1,135,200	$3,460,700

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted home sales gross margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the home building business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other home builders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other home builders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s home sales gross margin as a percentage of home sales revenues (calculated in accordance with GAAP) to the Company’s adjusted home sales gross margin (a non-GAAP financial measure). Adjusted home sales gross margin is calculated as (i) home sales gross margin plus interest recognized in home sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) home sales revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended January 31,
		2023	2022
	Revenues - home sales	$1,749,422	$1,687,352
	Cost of revenues - home sales	1,300,923	1,289,527
	Home sales gross margin	448,499	397,825
Add:	Interest recognized in cost of revenues - home sales	25,080	32,437
	Inventory impairments and write-offs	8,004	2,233
	Adjusted home sales gross margin	$481,583	$432,495

	Home sales gross margin as a percentage of home sale revenues	25.6%	23.6%

	Adjusted home sales gross margin as a percentage of home sale revenues	27.5%	25.6%

The Company’s management believes adjusted home sales gross margin is a useful financial measure to investors because it allows them to evaluate the performance of our home building operations without the often varying effects of capitalized interest costs and inventory impairments. The use of adjusted home sales gross margin also assists the Company’s management in assessing the profitability of our home building operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Home Sales Gross Margin
The Company has not provided projected second quarter and full FY 2023 home sales gross margin or a GAAP reconciliation for forward-looking adjusted home sales gross margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the second quarter and full FY 2023. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our second quarter and full FY 2023 home sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		January 31, 2023	January 31, 2022	October 31, 2022
	Loans payable	$1,145,646	$1,143,248	$1,185,275
	Senior notes	1,995,439	1,994,544	1,995,271
	Mortgage company loan facility	71,187	101,615	148,863
	Total debt	3,212,272	3,239,407	3,329,409
	Total stockholders' equity	6,201,347	5,255,871	6,006,088
	Total capital	$9,413,619	$8,495,278	$9,335,497
	Ratio of debt-to-capital	34.1%	38.1%	35.7%

	Total debt	$3,212,272	$3,239,407	$3,329,409
Less:	Mortgage company loan facility	(71,187)	(101,615)	(148,863)
	Cash and cash equivalents	(791,609)	(671,365)	(1,346,754)
	Total net debt	2,349,476	2,466,427	1,833,792
	Total stockholders' equity	6,201,347	5,255,871	6,006,088
	Total net capital	$8,550,823	$7,722,298	$7,839,880
	Net debt-to-capital ratio	27.5%	31.9%	23.4%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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